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Exhibit 5.1

[LATHAM & WATKINS LLP LETTERHEAD]

June 4, 2003

Watson Pharmaceuticals, Inc.
311 Bonnie Circle
Corona, California 91720

  Re:
  Watson Pharmaceuticals, Inc.:
  Registration Statement on Form S-3

Ladies and Gentlemen:

        In connection with the registration for resale by the holders thereof of $575,000,000 aggregate principal amount of 1.75% Convertible Contingent Senior Debentures due March 15, 2023 (the "Debentures") and 14,357,060 shares of common stock, par value $0.0033 per share, issuable upon conversion of the Debentures, under the Securities Act of 1933, as amended (the "Act"), by Watson Pharmaceuticals, Inc., a Nevada corporation (the "Company"), on Form S-3 filed with the Securities and Exchange Commission (the "Commission") on June 4, 2003 (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below. The Debentures have been issued pursuant to an indenture dated March 7, 2003 (the "Indenture") by and between the Company and Wells Fargo Bank, National Association, as trustee (the "Trustee").

        In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization and issuance of the Debentures. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

        In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

        As to facts material to the opinions, statements and assumptions expressed herein, we have, with your consent, relied upon oral or written statements and representations of officers and other representatives of the Company and others. We have not independently verified such factual matters.

        We are opining herein as to the effect on the subject transaction only of the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within any state. Various issues concerning the laws of the State of Nevada are addressed in the opinion of Kummer Kaempfer Bonner & Renshaw, which has been separately provided to you. We express no opinion with respect to those matters, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

        Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof, the Debentures constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

        The opinions rendered in the paragraph above relating to the enforceability of the Debentures are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; (iv) we express no opinion concerning the enforceability of the waiver of rights or defenses contained in Section 4.15 of the Indenture; and (v) the unenforceability of any provision requiring the payment of attorneys' fees, except to the extent a court determines such fees to be reasonable.

        With your consent, we have assumed for purposes of this opinion that (i) each of the parties to the Indenture and the Debentures (collectively the "Operative Documents") (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (b) has the requisite power and authority to execute and deliver and to perform its obligations under each of the Operative Documents to which it is a party; and (c) has duly authorized, executed and delivered each such Operative Document; (ii) with respect to each of the parties to the Operative Documents (other than the Company with respect to the Debentures), each Operative Document to which it is a party constitutes its legally valid and binding agreement, enforceable against it in accordance with its terms; (iii) the Trustee is in compliance, generally and with respect to acting as trustee under the Indenture, with all applicable laws and regulations; and (iv) all parties to the Operative Documents have complied with any applicable requirements to file returns and pay taxes under the Franchise Tax Law of the State of California.

        We have not been requested to express, and with your knowledge and consent, do not render any opinion as to the applicability to the obligations of the Company under the Indenture and the Debentures of Section 548 of the United States Bankruptcy Code or applicable state law (including, without limitation, Article 10 of the New York Debtor and Creditor Law) relating to fraudulent transfers and obligations.

        We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters."

        This letter is furnished only to you and is solely for your benefit in connection with the transactions covered hereby. This letter may not be relied upon by you for any other purpose, or furnished to, assigned to, quoted to or relied upon by any other person, firm or other entity for any purpose, without our written consent, which may be granted or withheld in our discretion.

                      Very truly yours,

                      /s/  LATHAM & WATKINS LLP

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  Exhibit 5.1